Exhibit 99.1

Text of Section 11 of Article III of the Bylaws of Morton Industrial Group, Added by Amendment on December 8, 2004.

     Section 11. Lead Independent Director. (a) The board of directors may designate a Lead Independent Director. The Lead Independent Director shall be a member of the board of directors who is independent within the meaning of such term under NASD Rule 4200(a)(15) or any successor rule and is selected by a vote of a majority of the members of the board of directors at the annual meeting of the board of directors, provided that the directors may elect the initial Lead Independent Director at the time the bylaws are amended to add this Section 11, and the initial Lead Independent Director shall serve until the earlier of the next following annual meeting of the board of directors, the date he or she is removed as Lead Independent Director, or the date he or she ceases to be either a director or independent within the meaning of such term under NASD Rule 4200(a)(15) or any successor rule. Any subsequent Lead Independent Directors may be elected at the annual meetings of the board of directors and shall serve until the earlier of the next following annual meeting of the board of directors, the date he or she is removed as Lead Independent Director, or the date he or she ceases to be either a director or independent within the meaning of such term under NASD Rule 4200(a)(15) or any successor rule. A Lead Independent Director may be removed from such position by the vote of a majority of the members of the board of directors. If there shall occur a vacancy in the position of Lead Independent Director before an annual meeting of the board of directors, the members of the board of directors may elect a replacement Lead Independent Director to serve until the next annual meeting of the board of directors. There shall be no limit on the number of successive terms that any board member may serve as the Lead Independent Director.

     (b) The duties of the Lead Independent Director shall include (i) convening and chairing meetings of the independent directors and developing the agenda for such meetings, (ii) facilitating the flow of information between the independent directors and the corporation’s Chief Executive Officer (“CEO”), (iii) conferring with the CEO about the agenda of meetings of the full board of directors and its committees, (iv) assisting in the identification of candidates for board membership, (v) recommending the retention of consultants when required by the corporation, (vi) together with the Chair of the Compensation and Stock Option Committee, leading the board’s evaluation of the performance of the CEO and other executive officers of the corporation, (vii) evaluating the quality, quantity, and timeliness of information provided to the directors by the corporation’s officers and management employees, (viii) monitoring corporate governance compliance and overseeing the development of new corporate governance initiatives, (ix) monitoring corporate ethics codes and practices, (x) monitoring the corporation’s risk management policies and practices (xi) acting as a spokesman for the corporation in the absence of the CEO, and (xii) performing such other functions of a director as the board of directors may determine from time to time.